UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

COLONY STARWOOD HOMES

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Colony Starwood Homes

8665 East Hartford Drive

Scottsdale, Arizona 85255

April 6, 2016

Dear Colony Starwood Homes Shareholder:

The trustees and officers of Colony Starwood Homes (“we,” “our” or “us”) join me in extending to you a cordial invitation to attend our 2016 annual meeting of shareholders (the “Annual Meeting”). The Annual Meeting will be held on May 6, 2016 at 11:00 a.m., local time, at our offices located at 9305 E. Via de Ventura, Scottsdale, Arizona 85258.

Enclosed you will find the notice of meeting, proxy statement and proxy card. At the Annual Meeting, we are seeking to elect the twelve nominees for trustee named in the accompanying proxy statement. The shareholders will also be asked to vote on an advisory basis to approve our executive compensation as disclosed in the accompanying proxy statement and to determine the frequency with which an advisory vote on executive compensation should be held and to vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current calendar year.

Your management and Board of Trustees unanimously recommend that you vote FOR the election of each of the twelve nominees for trustee identified in the proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the accompanying proxy statement, “ONE YEAR” with respect to the advisory vote on the frequency of future advisory votes on executive compensation and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current calendar year.

It is very important that your shares be represented at the Annual Meeting, whether or not you plan to attend personally. Therefore, please submit your proxy as promptly as possible—by telephone, via the Internet or by completing, signing and returning the enclosed proxy card in the postage-prepaid envelope provided. This will ensure that your shares are represented at the Annual Meeting.

Thank you for your continuing support.

Yours very truly,

Thomas J. Barrack, Jr. Co-Chairman of Our Board of Trustees	Barry S. Sternlicht Co-Chairman of Our Board of Trustees

NOTICE OF 2016 ANNUAL MEETING OF

SHAREHOLDERS

TO BE HELD ON MAY 6, 2016

To the Shareholders of Colony Starwood Homes:

NOTICE IS HEREBY GIVEN that the 2016 annual meeting of shareholders (the “Annual Meeting”) of Colony Starwood Homes, a Maryland real estate investment trust (“we,” “our” or “us”), will be held at our offices located at 9305 E. Via de Ventura, Scottsdale, Arizona 85258 on May 6, 2016 at 11:00 a.m., local time, to consider and vote on the following matters:

1.	the election of the twelve trustee nominees identified in the accompanying proxy statement, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified;

2.	the approval, on an advisory basis, of our executive compensation as disclosed in the accompanying proxy statement;

3.	to hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the calendar year ending December 31, 2016; and

5.	the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Details concerning those matters to come before the Annual Meeting are set forth in the accompanying proxy statement for your inspection.

The proxy statement, proxy card and Notice of Annual Meeting are first being mailed to holders of our common shares, $0.01 par value per share (“Common Shares”), on or about April 6, 2016. We have also enclosed our Annual Report on Form 10-K for the calendar year ended December 31, 2015. We hope you will find it informative.

Our Board of Trustees has fixed March 9, 2016 as the record date for the Annual Meeting. Only the holders of record of the Common Shares as of the close of business on March 9, 2016 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Shareholders are cordially invited to attend the meeting in person. The presence at the meeting, in person or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum. Your vote is important. Whether or not you plan to attend the meeting, please authorize proxies to cast your votes today by following the easy instructions on the proxy card.

By Order of Our Board of Trustees,

Ryan A. Berry Executive Vice President, General Counsel and Secretary

Date: April 6, 2016

Scottsdale, Arizona

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY; PLEASE PROMPTLY VOTE BY TELEPHONE OR VIA THE INTERNET, OR MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL BROADRIDGE FINANCIAL SOLUTIONS, INC. TOLL-FREE AT 1-800-579-1639.

Important Notice Regarding Internet Availability of Proxy Materials for the 2016 Annual Meeting to

Be Held on May 6, 2016

Our proxy materials relating to the Annual Meeting (notice, proxy statement and annual report) are available on our website at www.colonystarwood.com.

i

Colony Starwood Homes

8665 East Hartford Drive

Scottsdale, Arizona 85255

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING ANNUAL MEETING, SOLICITATION AND VOTING

This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are being provided in connection with the solicitation of proxies by the Board of Trustees of Colony Starwood Homes, a Maryland real estate investment trust (“we,” “our” or “us”), for use at the 2016 annual meeting of shareholders (the “Annual Meeting”) to be held on May 6, 2016 at 11:00 a.m., local time at our offices located at 9305 E. Via de Ventura, Scottsdale, Arizona 85258, and any adjournments or postponements thereof. The mailing address of our principal executive offices is Colony Starwood Homes, 8665 East Hartford Drive, Scottsdale, Arizona 85255. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to holders of our common shares, $0.01 par value per share (“Common Shares”), on or about April 6, 2016.

Matters to Be Voted on at the Annual Meeting

At the Annual Meeting, the following matters will be voted on:

1.	the election of the twelve trustee nominees identified in this Proxy Statement, each to serve until the next annual meeting of shareholders and until his successor is duly elected and qualified;

2.	the approval, on an advisory basis, of our executive compensation as disclosed in this Proxy Statement;

3.	to hold an advisory vote on the frequency of future advisory votes on executive compensation;

4.	the ratification of the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the calendar year ending December 31, 2016; and

5.	the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders Entitled to Vote

Our Board of Trustees has fixed March 9, 2016 as the record date for the determination of shareholders entitled to notice of and to vote their Common Shares at the Annual Meeting. As of March 9, 2016, we had outstanding 101,517,567 Common Shares. Each Common Share entitles its holder to one vote.

Voting at the Annual Meeting

If the accompanying proxy card is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made on the proxy card as to any one or more of the proposals, the Common Shares represented by the proxy will be voted as follows:

FOR the election of each of the twelve trustee nominees identified in this Proxy Statement; and

FOR the approval, on an advisory basis, of our executive compensation as disclosed in this Proxy Statement;

“ONE YEAR” for the frequency of the advisory vote on our compensation for executive officers as set forth in Proposal 3; and

FOR the ratification of the appointment of E&Y as our independent registered public accounting firm for the calendar year ending December 31, 2016.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date this Proxy Statement was finalized, we did not know of any other matter to be raised at the Annual Meeting.

Required Vote

The presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for purposes of transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder that holds shares for a beneficial owner in “street name” (each, a “record holder”) does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Election of each nominee named in this proxy statement for the twelve trustee positions (Proposal 1) requires the affirmative FOR vote of a plurality of all votes cast at the Annual Meeting. This means that the trustee nominee with the most votes for a particular seat is elected for that seat. Votes “withheld” from one or more trustee nominees therefore will have no effect on the outcome of the vote with respect to the election of trustees. For additional details, see the section of this Proxy Statement entitled “Proposal 1 Election of Trustees.”

The affirmative FOR vote of a majority of votes cast at the Annual Meeting is required to approve, on an advisory basis, our executive compensation as disclosed in this Proxy Statement (Proposal 2) and the ratification of the appointment of E&Y as our independent registered public accounting firm (Proposal 4). In tabulating the voting result for these proposals, abstentions and broker non-votes are not counted as votes FOR or AGAINST the proposals.

The advisory vote to approve the frequency of the advisory vote on executive compensation (Proposal 3) requires the affirmative vote of at least a majority of the votes cast at the Annual Meeting. However, because shareholders may select one of four options, it is possible that no option will receive a majority of the votes. Although this proposal is not binding on our Board of Trustees, our Board of Trustees will consider the results of the shareholder vote. In tabulating the voting result for this proposal, abstentions and broker non-votes will not affect the vote.

Although the advisory votes on Proposals 2 and 3 are non-binding, our Board of Trustees will review the results of the vote and will take them into account as appropriate when making decisions regarding executive compensation.

Under the rules of the New York Stock Exchange (the “NYSE”), a record holder has the authority to vote your shares on certain matters when it does not receive voting instructions from you. Record holders that do not receive voting instructions are entitled to vote on the ratification of the appointment of E&Y as our independent registered public accounting firm (Proposal 4). Absent instructions from you, record holders may not vote on the proposal regarding the election of trustees (Proposal 1) or on the advisory proposals regarding executive compensation (Proposal 2) and the frequency of future advisory votes on executive compensation (Proposal 3), and broker non-votes will occur.

How to Vote

You may vote at the Annual Meeting in any of the following ways:

Submitting a Proxy by Telephone or via the Internet

If you are a shareholder of record, you may appoint your proxy by telephone, or electronically via the Internet, by following the instructions on your proxy card. Easy-to-follow prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone and Internet proxy submission procedures are designed to authenticate shareholders by using individual control numbers. If you hold your shares in street name, please check your voting instruction card or contact your bank or broker to determine whether you will be able to provide your voting instructions by telephone or via the Internet.

Submitting a Proxy by Mail

If you are a shareholder of record, you can appoint your proxy by marking, dating and signing your proxy card and returning it by mail in the postage-prepaid envelope provided. If you hold your shares in street name, you can instruct your bank or broker to vote by following the directions on your voting instruction card.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

Voting in Person at the Annual Meeting

Shareholders of record may vote in person by ballot at the Annual Meeting. Shareholders who own their shares in street name may vote in person at the Annual Meeting only if they provide a legal proxy, executed in their favor, from the holder of record of their shares.

Please note that even if you plan to attend the Annual Meeting, we encourage you to submit a proxy in advance to ensure your shares are represented. Your vote in person at the Annual Meeting will revoke any previously submitted proxy.

Revocation of Proxies

A person submitting a proxy has the power to revoke it at any time before it is exercised by (a) attending the Annual Meeting and voting in person, (b) duly executing and delivering a proxy bearing a later date prior to the Annual Meeting or (c) sending written notice of revocation to our Secretary at Colony Starwood Homes, 8665 East Hartford Drive, Scottsdale, Arizona 85255, which written notice must be received by our Secretary by 5:00 p.m., local time, on May 5, 2016.

Confidentiality of Voting

We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We only let our inspector of election and tabulating agent, Broadridge Financial Solutions, Inc. (“Broadridge”), examine these documents.

Voting Results

Broadridge, our independent tabulating agent, will count the votes and act as the inspector of election at the Annual Meeting.

Solicitation of Proxies

We will pay the expenses of soliciting proxies in connection with this Proxy Statement. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on our behalf by our trustees, officers or employees or trustees, officers or employees of our subsidiaries, without additional compensation. We ask brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of the shares held of record by such persons and to obtain authority to execute proxies, for which we will reimburse such persons. When recording solicited votes by telephone or via the Internet, we will use procedures designed to authenticate shareholders’ identities, which will allow shareholders to authorize the voting of their shares in accordance with their instructions and confirm that their instructions have been recorded properly.

Attendance at the Annual Meeting

All shareholders of record as of the close of business on the record date, March 9, 2016, may attend the Annual Meeting. Institutional or entity shareholders are permitted to bring one representative. The opportunity to attend the Annual Meeting will be on a first-come, first-served basis upon arrival at the meeting. Proof of share ownership as of the record date, such as a bank or brokerage statement, and a government-issued photo identification, such as a valid driver’s license or passport, will be required for admission to the Annual Meeting.

Recommendations of our Board of Trustees

Our Board of Trustees recommends a vote FOR the election of each of the twelve nominees for trustee identified in this Proxy Statement, FOR the approval, on an advisory basis, of our executive compensation as disclosed in this Proxy Statement, “ONE YEAR” with respect to the advisory vote on the frequency of future advisory votes on executive compensation and FOR the ratification of the appointment of E&Y as out independent registered public accounting firm for the calendar year ending December 31, 2016.

PROPOSAL 1

ELECTION OF TRUSTEES

Our Bylaws provide that our Board of Trustees may establish, increase or decrease the number of trustees, provided that the number of trustees shall never be less than the minimum required by Maryland law, nor more than 15. Our Board of Trustees is currently comprised of twelve members.

At the Annual Meeting, the twelve trustee nominees named in this Proxy Statement will be up for election to serve on our Board of Trustees, each for a one-year term expiring in 2017 and each until his successor is duly elected and qualified. The Common Shares represented by the accompanying proxy will be voted for the election as trustees of the twelve nominees named below, unless a vote is withheld from any of the twelve individual nominees. Each nominee has agreed to serve as trustee if elected and our Board of Trustees expects that each nominee will be available for election as a trustee. However, if any nominee becomes unavailable or unwilling to serve as a trustee for any reason, Common Shares represented by the accompanying proxy will be voted for such other person as our Board of Trustees may nominate.

Election of each nominee named in this Proxy Statement for the twelve trustee positions requires the affirmative FOR vote of a plurality of all votes cast at the Annual Meeting. This means that the trustee nominee with the most votes for a particular seat is elected for that seat.

Information Concerning the Trustee Nominees

Our Board of Trustees has unanimously proposed Thomas J. Barrack, Jr., Barry S. Sternlicht, Robert T. Best, Thomas M. Bowers, Richard D. Bronson, Justin T. Chang, Michael D. Fascitelli, Jeffrey E. Kelter, Thomas W. Knapp, Richard B. Saltzman, John L. Steffens and J. Ronald Terwilliger as nominees for election as our trustees, each to serve for a one-year term expiring at the annual meeting of shareholders in 2017 and each until his respective successor is duly elected and qualified. Each nominee is currently one of our trustees, although Thomas J. Barrack, Jr., Robert T. Best, Thomas M. Bowers, Justin T. Chang, Thomas W. Knapp, Richard B. Saltzman, John L. Steffens and J. Ronald Terwilliger joined our Board of Trustees by appointment by our Board of Trustees on January 5, 2016 in connection with the Merger (as defined below).

On January 5, 2016, we completed the transactions contemplated by (1) that certain Agreement and Plan of Merger, dated as of September 21, 2015 (the “Merger Agreement”), by and among us and Colony American Homes, Inc., a Maryland corporation (“CAH”), CAH Operating Partnership, L.P., a Delaware Limited Partnership, and the parties identified therein as the Company Stockholders, the Company Unitholders and the Company Investors (collectively, the “CAH Investors”), that resulted in CAH merging with and into SWAY Holdco, LLC, our wholly owned subsidiary formed for the purpose of effecting the merger (the “Merger”), on January 5, 2016 and (2) that certain Contribution Agreement, dated as of September 21, 2015, as amended (the “Contribution Agreement”), among us, Starwood Capital Group Global, L.P. (“Starwood Capital Group”), Starwood Waypoint Residential Partnership, L.P. (now known as Colony Starwood Homes Partnership, L.P.) (our “Operating Partnership”) and SWAY Management LLC (now known as Colony Starwood Homes Management, LLC) (the “Manager”), that resulted in the internalization of the Company’s management (the “Internalization”) on January 5, 2016. The Merger Agreement provided that, upon the completion of the Merger, Thomas J. Barrack, Jr., Barry S. Sternlicht, six designees of CAH and four of our designees would be appointed to our Board of Trustees. Robert T. Best, Justin T. Chang, Thomas W. Knapp, Richard B. Saltzman, John L. Steffens and J. Ronald Terwilliger were CAH’s designees, and Thomas M. Bowers, Richard D. Bronson, Michael D. Fascitelli and Jeffrey E. Kelter were our designees.

Information concerning the names, ages, terms and positions with us and business experience of the nominees for election as trustees, each of whom is currently a trustee, is set forth below. This information includes each nominee’s principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each nominee that led to our Board of Trustees’ conclusion that the particular nominee should serve as a trustee. In addition, set forth below is the period during which each nominee has served as one of our trustees. Ages shown for all trustees are as of April 6, 2016. The information presented below has been confirmed by each nominee for purposes of its inclusion in this Proxy Statement.

Name	Age	Position(s)	Committee Membership
Thomas J. Barrack, Jr.	68	Co-Chairman of our Board of Trustees
Barry S. Sternlicht	55	Co-Chairman of our Board of Trustees
Robert T. Best	69	Trustee	Compensation; Nominating and Corporate Governance
Thomas M. Bowers	51	Trustee
Richard D. Bronson	71	Trustee	Nominating and Corporate Governance
Justin T. Chang	48	Trustee
Michael D. Fascitelli	59	Trustee	Compensation
Jeffrey E. Kelter	61	Trustee	Audit
Thomas W. Knapp	51	Trustee	Audit; Compensation
Richard B. Saltzman	59	Trustee
John L. Steffens	74	Trustee	Audit
J. Ronald Terwilliger	75	Trustee	Nominating and Corporate Governance

Thomas J. Barrack, Jr. has been a Co-Chairman of our Board of Trustees since January 2016. Mr. Barrack served as the chairman of CAH’s board of directors from July 2012 until the closing of the Internalization and the Merger. Mr. Barrack is the founder and executive chairman of Colony Capital, Inc. (“Colony Capital”). Prior to founding the Colony Capital business in 1991, Mr. Barrack was a principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass. Prior to joining the Robert M. Bass Group, Mr. Barrack also served in the Reagan administration as Deputy Undersecretary of the Department of the Interior. Additionally, in 2010, French president Nicolas Sarkozy awarded him France’s Chevalier de la Légion d’honneur. Since January 2014, Mr. Barrack has served on the board of directors of Carrefour S.A., a French multinational retailer and the second largest retailer in the world. Since June 2010, Mr. Barrack has served on the board of directors of First Republic Bank, a full service bank and wealth management firm. From January 2006 to April 2013, Mr. Barrack served on the public board of directors of Accor, S.A., a major global hotel group listed on Euronext Paris. Mr. Barrack served on the public board of Challenger Financial Services Group Limited, a diversified financial services organization listed on the Australian Securities Exchange from November 2007 to October 2010. From August 1994 to September 2007, Mr. Barrack served on the board of Continental Airlines, Inc., one of the largest passenger airlines in the United States, including as a member of its Corporate Governance Committee, Executive Committee and HR Committee. Mr. Barrack received a B.A. in 1969 from the University of Southern California. He attended law school at the University of San Diego and the University of Southern California, where he was an editor of the law review, and received a J.D. in 1972 from the University of San Diego. Mr. Barrack is the recipient of an Honorary Doctorate of Jurisprudence degree from Pepperdine University and a trustee at the University of Southern California. Mr. Barrack possesses significant vision and understanding of our strategies and future direction. Mr. Barrack has a long track record and experience managing and investing in commercial mortgage loans and other commercial real estate and real estate-related investments, including single-family rental, multifamily, performing, sub-performing and non-performing loan portfolios and real estate owned properties, through a variety of credit cycles and market conditions. Mr. Barrack’s extensive investment experience in our target assets are key to our Board of Trustees’ oversight of our investment strategy and management of its investment portfolio. Mr. Barrack’s prior service as Deputy Undersecretary of the Department of the Interior also provides a unique government perspective to our Board of Trustees.

Barry S. Sternlicht has been a Co-Chairman of our Board of Trustees since January 2016 and prior to that was the Chairman of our Board of Trustees since 2012. He has been the president and chief executive officer of Starwood Capital Group, a privately-held global investment firm, since its formation in 1991. He is also the chairman and chief executive officer of Starwood Capital Group Management, L.L.C., a registered investment advisor and. He was also the chairman of the board of directors of the Manager until the closing of the Internalization. Over the past 24 years, Mr. Sternlicht has structured investment transactions with an aggregate asset value of approximately $63 billion. From 1995 to 2005, he was the chairman and chief executive officer of Starwood Hotels & Resorts Worldwide, Inc., a NYSE-listed hotel and leisure company that he founded. Mr. Sternlicht is the chairman of the board of TRI Pointe Homes, Inc., Starwood Property Trust, Inc. (“Starwood Property Trust”) and Baccarat S.A., a crystal maker. He also serves on the board of directors of The Estée Lauder Companies, A.S. Roma, the Pension Real Estate Association and the Real Estate Roundtable and previously served on the board of directors of Restoration Hardware. Mr. Sternlicht is a trustee of Brown University. Additionally, he serves on the boards of The Robin Hood Foundation (of which he is the former chairman), the Dreamland Film & Performing Arts Center and the executive advisory board of Americans for the Arts. He is a member of the World Presidents Organization and the Urban Land Institute. Mr. Sternlicht received a B.A. degree, magna cum laude, with honors from Brown University. He later earned a M.B.A. with distinction from Harvard Business School. Mr. Sternlicht’s extensive experience in both the real estate markets and as a senior executive and director of other publicly traded corporations enables him to provide our Board of Trustees with leadership and financial expertise as well as insight into the current status of the global financial markets.

Robert T. Best has been a member of our Board of Trustees since January 2016. He served on the board of directors of CAH until the closing of the Internalization and the Merger. Mr. Best is the founder, chairman, and chief executive officer of Westar Associates, a private real estate development company established in 1980 and headquartered in Costa Mesa, California. As chief executive officer, Mr. Best developed over 50 projects exceeding $1 billion across various commercial and residential product types throughout Southern California. Prior to founding Westar, Mr. Best was a partner with Carver Companies where he was responsible for the acquisition, entitlement, leasing, finance, management, and disposition of shopping center development projects. Mr. Best currently serves on the board of directors of the University of Southern California’s Lusk Center for Real Estate, Catholic Center, and Athletics Commission. He is also secretary and a founding board member of A Better LA, a community outreach program that works with inner-city groups to decrease violence. Previously, he served on the board of directors of Coast Newport Properties and several non-profit organizations, including Harbor Day School, and Newport Sports Museum. Mr. Best is also a member of the Urban Land Institute, and the International Council of Shopping Centers. Mr. Best received a B.S. and an M.B.A. from the Marshall School of Business, University of Southern California. Mr. Best’s real estate development experience allows him to provide sound advice on our real estate investment objectives, including acquisitions and management. As founder, chairman, and chief executive officer of Westar Associates, Mr. Best gained extensive insight into the real estate asset management industry that provides constructive perspective to our Board of Trustees.

Thomas M. Bowers has been a member of our Board of Trustees since January 2016. Mr. Bowers is a managing director and chief operating officer at Starwood Capital Group. He serves on Starwood Capital Group’s Executive and Investment Committees and was previously a member of our Board of Trustees and our Lead Independent Trustee from January 2014 through February 2015. Prior to joining Starwood Capital Group in 2015, Mr. Bowers was co-head of Asset and Wealth Management-Americas at Deutsche Bank, where he was responsible for managing the U.S. and Latin American wealth management businesses, and jointly responsible for the integration of Deutsche Bank’s wealth and institutional asset management businesses in the Americas. Mr. Bowers was a member of Deutsche Bank’s Global Asset and Wealth Management Executive Committee and a board member of Deutsche Bank Securities. Mr. Bowers previously held a number of senior roles at Citigroup Private Bank, including global chief operating officer; head of Strategy and Corporate Development; chief operating officer-Europe, Middle East and Africa; chief operating officer-U.S.; and Head of Banking and Structured Lending. Mr. Bowers holds a B.S. degree in business administration from the Boston University School of Management and a J.D. and LL.M. (taxation) from Boston University School of Law. Mr. Bower’s knowledge, skill, expertise and experience as described above provide valuable perspectives to our Board of Trustees.

Richard D. Bronson has been a member of our Board of Trustees since January 2014. Since 2000, Mr. Bronson has been the chief executive officer of The Bronson Companies, LLC, a real estate development company, based in Beverly Hills, California. Mr. Bronson has been involved in the development of several shopping centers and office buildings throughout the United States. Mr. Bronson serves as the chairman of U.S. Digital Gaming, an online gaming technology provider based in Beverly Hills, California, and as a director of Starwood Property Trust. Mr. Bronson previously served as a director of TRI Pointe Homes, Inc. and Mirage Resorts and was president of New City Development, an affiliate of Mirage Resorts, where he oversaw many of their new business initiatives and activities outside Nevada. Mr. Bronson is on the board of the Neurosurgery Division at UCLA Medical Center. He is a member of the Western Real Estate Business Editorial Board. Mr. Bronson has also served as vice president of the International Council of Shopping Centers (ICSC), an association representing 50,000 industry professionals in more than 80 countries. Mr. Bronson is the founder and president of Native American Empowerment, LLC, a private company dedicated to monitoring, advocating and pursuing Native American gaming opportunities and tribal economic advancement. Mr. Bronson’s experience and knowledge in the real estate industry provides our Board of Trustees with valuable insight into potential investments and the current state of the real estate markets.

Justin T. Chang has been a member of our Board of Trustees since January 2016. He served as chief executive officer and as a director of CAH from July 2012 until the closing of the Internalization and the Merger. Mr. Chang had overall responsibility for setting CAH’s strategic direction and leading its operations on a national basis. Mr. Chang is an executive director at Colony Capital. Prior to joining the Colony Capital business in 2010, Mr. Chang was a partner with TPG Capital, L.P. (“TPG”), an international private equity investment firm, from 1993 to 2009. At TPG, Mr. Chang led private equity investments across a broad range of industries and in multiple geographies. He has served on the board of directors of Beringer Wine Estates Holdings Inc., Crystal Decisions, Inc., Lenovo Group Ltd., On Semiconductor Corp., Shenzhen Development Bank, Silverado Premium Properties LLC and UTAC Holdings. Mr. Chang received his M.B.A. from Harvard Business School and his B.A., cum laude, in Economics and Political Science from Yale University. Mr. Chang is qualified to serve on our Board of Trustees due to his familiarity with CAH’s history and operations and his experience as an early leader in the institutionalization of the single-family rental sector. Mr. Chang’s extensive experience in the investment management industry also provides our Board of Trustees with critical insights and perspectives on asset management and strategic planning, and his service on other public company boards lends understanding and perspective on public company operations, practices and governance.

Michael D. Fascitelli has been a member of our Board of Trustees since January 2014. Mr. Fascitelli has been a managing member of MDF Capital LLC, an investment firm, since April 2013. Mr. Fascitelli has served as a member of the board of trustees of Vornado Realty Trust, an NYSE-listed real estate investment trust (“REIT”), since December 1996. He served as Vornado Realty Trust’s president from December 1996 and as its chief executive officer from May 2009 until his resignation from both positions effective April 15, 2013. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co. in charge of its real estate practice and was a vice president prior thereto. From 2004 until 2013 he also served as a director of Toys “R” Us, Inc. In addition, from August 2005 through June 2008, Mr. Fascitelli was a member of the board of trustees of GMH Communities Trust, a REIT. Mr. Fascitelli holds a B.S. in Industrial Engineering from the University of Rhode Island and a M.B.A. from the Harvard University School of Business Administration. Mr. Fascitelli’s executive experience as president and chief executive officer of Vornado Realty Trust and his extensive knowledge of and experience in the real estate industry led our Board of Trustees to conclude that Mr. Fascitelli should serve as a trustee.

Jeffrey E. Kelter has been a member of our Board of Trustees since January 2014. Mr. Kelter is the founding partner of CSH Capital Management. Prior to founding CSH Capital Management, Mr. Kelter was a founding partner and chief executive officer of KTR Capital Partners, a private equity firm investing in real estate, from 2004 through May 2015. From 1997 to 2004, Mr. Kelter was president and chief executive officer and a trustee of Keystone Property Trust (“Keystone”), an industrial REIT. Keystone merged during the third quarter of 2004 with and into a joint venture between ProLogis and affiliates of investment companies managed by Eaton Vance Management. Mr. Kelter had been president and a trustee of Keystone from its formation in December 1997 and was appointed chief executive officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Prior to forming Keystone, he served as president and chief executive officer of Penn Square Properties, Inc. (“Penn Square”) in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. At Penn Square, he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets. Mr. Kelter also serves on the board of directors of Gramercy Property Trust Inc., and he is a trustee of The Urban Land Institute, Cold Spring Harbor Laboratory, Westminster School and Trinity College, Mr. Kelter received a B.A. from Trinity College. Mr. Kelter’s qualifications to serve on our Board of Trustees include his executive experience as president and chief executive officer of Keystone and Penn Square, and his vast experience of over 20 years in commercial real estate.

Thomas W. Knapp has been a member of our Board of Trustees since January 2016. He served on the board of directors of CAH until the closing of the Internalization and the Merger. Mr. Knapp is the academic director for the Masters of Science in Entrepreneurship and Innovation and is an assistant professor of Clinical Entrepreneurship and former associate director of the Lloyd Greif Center for Entrepreneurial Studies at the Marshall School of Business, University of Southern California, where he has lectured since 2008. Mr. Knapp also serves as president of Club Sportswear, Inc., a leader in the beach apparel industry, which he founded in 1984. He has consulted for Billabong International, LTD, an Australia-based company engaged in the wholesaling and retailing of surf, skate, snow and sports apparel, where he previously served as president of GSM Investments for three years. Prior to his time at Billabong and Club Sportswear, Mr. Knapp founded and held senior management roles with other successful companies in the apparel industry such as Honolua Surf Co., where he served as president, and True Textiles, Inc., where he served as chairman. Mr. Knapp was also a partner of Mad Dog Enterprises, LLC, a start-up eyewear and sunglass manufacturer. Mr. Knapp currently serves on the board of trustees of the Institute for Shipboard Education Semester at Sea and the Challenged Athletes Foundation, a charity providing grants to athletes with physical disabilities. Previously, he served on the board of directors of the Orange County Marine Institute and the American Oceans Campaign. Mr. Knapp graduated from the University of Southern California with a B.S. and Masters in Business Administration. Mr. Knapp’s many years of experience as president of Club Sportswear, Inc., along with his wide-ranging corporate experience in other senior leadership, advisory and academic positions, allow him to provide seasoned insight and business acumen to our Board of Trustees as we position ourselves for future growth and development. Mr. Knapp’s extensive business background also lends our Board of Trustees perspective on our corporate objectives and governance matters.

Richard B. Saltzman has been a member of our Board of Trustees since January 2016. He served as vice chairman of CAH’s board of directors from July 2012 until the closing of the Internalization and the Merger. Since June 2009, Mr. Saltzman has served as chief executive officer, president and as a director of Colony Capital. Prior to joining the Colony Capital business in 2003, Mr. Saltzman spent 24 years in the investment banking business primarily specializing in real estate-related businesses and investments. Most recently, he was a managing director and vice chairman of Merrill Lynch’s investment banking division. As a member of the investment banking operating committee, he oversaw the firm’s global real estate, hospitality and restaurant businesses. Previously, he also served as chief operating officer of Investment Banking, had responsibility for Merrill Lynch’s Global Leveraged Finance business, and was also responsible for various real estate-related principal investments including the Zell/Merrill Lynch series of funds which acquired more than $3.0 billion of commercial real estate assets and where Mr. Saltzman was a member of the investment committee. Since July 2003, Mr. Saltzman has served on the board of directors of Kimco Realty Corporation (“Kimco”), a publicly traded REIT, and as a member of Kimco’s Compensation Committee. Previously, he was also a member of the board of governors of the National Association of Real Estate Investment Trusts, the board of directors of the Real Estate Roundtable and a member of the board of trustees of the Urban Land Institute, treasurer of the Pension Real Estate Association, a director of the Association of Foreign Investors in Real Estate, a vice chairman of the National Realty Committee and a past chairman of the NRC Real Estate Capital Policy Advisory Committee. Mr. Saltzman received his B.A. from Swarthmore College in 1977 and an M.S. in Industrial Administration from Carnegie Mellon University in 1979. Mr. Saltzman’s expertise in real estate-related businesses, investments and capital markets, developed through years of real estate principal investing and investment banking experience, provide a valuable perspective to our Board of Trustees in developing, leading and overseeing our investment strategy and management of its portfolio. Mr. Saltzman’s current and past service on the boards of a REIT and other real estate-based organizations also provide our Board of Trustees with valuable perspectives into the real estate industry.

John L. Steffens has been a member of our Board of Trustees since January 2016. Mr. Steffens served on the board of directors of CAH until the closing of the Internalization and the Merger. In addition, he has served as a director of Colony Capital since its initial public offering in September 2009 and currently serves as chairman of its Nominating and Corporate Governance Committee. Mr. Steffens is the founder of Spring Mountain Capital, L.P. Founded in 2001, Spring Mountain Capital, L.P. specializes in providing advisory services and alternative investments for institutional and private investors. Prior to establishing Spring Mountain Capital, L.P., Mr. Steffens spent 38 years at Merrill Lynch & Co., Inc., where he held numerous senior management positions, including president of Merrill Lynch Consumer Markets (which was later named the Private Client Group) from July 1985 until April 1997, and both vice chairman of Merrill Lynch & Co., Inc. (the parent company) and chairman of its U.S. Private Client Group from April 1997 until July 2001. Mr. Steffens served on the board of directors of Merrill Lynch & Co., Inc. from April 1986 until July 2001. He also served as a member of the board of directors of Merrill Lynch Ventures, LLC (a $1.8 billion private equity fund for key employees). Mr. Steffens currently serves on the advisory board of Star Vest Partners, the advisory board of Wicks Communication & Media Partners, L.P., the board of directors of HealthPoint Capital, a global medical device company, and as chairman of the board of directors of Cicero, Inc., a publicly traded provider of business integration software, since May 2007. Also, Mr. Steffens serves on the Dartmouth Medical School board of overseers, which he was appointed to on October 1, 2011. From June 2004 to February 2009, Mr. Steffens served on the public board of Aozora Bank, Ltd., a financial services institution in Japan. Mr. Steffens has served as chairman of the Securities Industry Association, as a trustee of the Committee for Economic Development, and is currently National Chairman Emeritus of the Alliance for Aging Research. Mr. Steffens graduated from Dartmouth College in 1963 with a B.A. in Economics. He also attended the Advanced Management Program of the Harvard Business School in 1979. Mr. Steffens’s years of investment experience, advisory work and senior leadership positions at Merrill Lynch devoted to private client work provide us with an investor perspective. Mr. Steffens’s extensive contacts developed through his service with a significant number of securities and financial firms provide use with a view into markets that is invaluable. Mr. Steffens’s service as a director of other public companies also help provide us with different perspectives on corporate governance matters and best practices.

J. Ronald Terwilliger has been a member of our Board of Trustees since January 2016. He served on the board of directors of CAH until the closing of the Internalization and the Merger. Mr. Terwilliger currently serves as chairman emeritus of the board of Trammell Crow Residential Company, the largest developer of multi-family housing in the United States, which he joined in 1979 and served as chief executive officer from 1986 to 2008. In addition to his post at Trammell Crow Residential Company, Mr. Terwilliger is both the chairman of the board of trustees of Enterprise Community Partners, a not-for-profit organization geared toward building and preserving affordable rental and for-sale housing, and vice chair of an affiliated company. Mr. Terwilliger’s current leadership roles also include chairman emeritus of the Wharton Real Estate Center, chairman of the board of directors of I Have a Dream Foundation, Commissioner on the Bipartisan Policy Center Housing Commission and co-chairman of the Bipartisan Policy Center Economic Policy Advisory Council. Previously, Mr. Terwilliger was the chairman of the international board of directors of Habitat for Humanity; he currently serves as an ex-officio member of the board and chairs Habitat for Humanity’s $4 billion Global Capital Campaign. Mr. Terwilliger has also served as Chairman of the Urban Land Institute and remains a trustee, and previously served as chairman of the National Association of Homebuilders Multifamily Leadership board. Mr. Terwilliger is an honor graduate of the United States Naval Academy. After serving five years in the Navy, he received his M.B.A. with High Distinction from the Harvard Graduate School of Business where he was elected a Baker Scholar. Mr. Terwilliger’s years of experience with Trammell Crow Residential Company both as chief executive officer and as chairman enhance our Board of Trustee’s awareness of the residential real estate market and experience with managing a large portfolio of real estate assets. Mr. Terwilliger’s service on the boards of other real estate-based organizations also provide our Board of Trustees with important perspectives into the real estate industry generally.

Recommendation of Our Board of Trustees

Our Board of Trustees recommends a vote FOR the election of each of the nominees for trustee named above.

Compensation of Trustees

Each Independent Trustee (as defined below) receives an annual fee for his services of $50,000, payable in quarterly installments in conjunction with quarterly meetings of our Board of Trustees, and an annual award of $50,000 in our restricted Common Shares, calculated based on the closing price of our Common Shares on the date of the grant, which fully vests on the first anniversary of the grant date, subject to the trustee’s continued service on our Board of Trustees. Independent Trustees also receive the following compensation for service as members of committees of our Board of Trustees: (1) committee chairperson annual cash retainers of $15,000 (Audit Committee), $7,500 (Compensation Committee) and $7,500 (Nominating and Corporate Governance Committee); and (2) committee membership annual cash retainers of $7,500 (Audit Committee), $3,750 (Compensation Committee) and $3,750 (Nominating and Corporate Governance Committee). The Lead Independent Trustee, if any, receives an additional annual cash retainer of $15,000. Our Independent Trustees may elect to receive their fees by issuance of Common Shares, calculated based on the closing price of our Common Shares on the date of grant, rather than in cash, provided that any such issuance does not prevent such trustee from being determined to be independent and such shares are granted pursuant to our Non-Executive Trustee Share Plan (our “Non-Executive Trustee Share Plan”) or the issuance is otherwise made in a manner consistent with NYSE listing requirements.

In connection with their service on the special committee of the Board of Trustees formed in connection with the evaluation and negotiation of the Internalization (the “Special Committee”), Michael D. Fascitelli, Jeffrey E. Kelter and Stephen H. Simon received 8,952, 4,476 and 4,476 Common Shares, respectively, on January 12, 2016.

As of April 6, 2016, 134,849 Common Shares were available for issuance under the Non-Executive Trustee Share Plan, and 15,344 Common Shares were subject to unvested awards granted under the Non-Executive Trustee Share Plan.

Each of our Independent Trustees may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our trustees and direct that we pay such amounts to a charitable cause or institution designated by such trustee. We reimburse each of our trustees for their reasonable travel expenses incurred in connection with their attendance at full Board of Trustees and committee meetings.

The table below summarizes the compensation we paid to our Independent Trustees for the year ended December 31, 2015. Thomas J. Barrack, Jr., Robert T. Best, Justin T. Chang, Thomas W. Knapp, Richard B. Saltzman, John L. Steffens and J. Ronald Terwilliger are not included in the below table because they were not our trustees during the calendar year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Share Awards(1)	Total
Thomas M. Bowers(2)	$—	$—	$—
Richard D. Bronson(3)	$57,500	$49,982	$107,482
Michael D. Fascitelli(3)(4)	$61,250	$243,972	$305,222
Jeffrey E. Kelter(3)(5)	$—	$211,956	$211,956
Stephen H. Simon(3)(6)	$—	$190,069	$190,069
Christopher B. Woodward(3)(7)	$48,750	$49,982	$98,732

(1)	The amounts reported relating to these Common Shares is the grant date fair value of these shares in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which was based on the closing price per Common Share on the date of issue.

(2)	Mr. Bowers resigned as one of our trustees on February 2, 2015. On January 7, 2015, he received 765 Common Shares as the remainder of his fees for his services as a trustee in 2014, and the closing price per Common Share on the date of issue was $26.12. These Common Shares are not included in the above table as they related to his services as a trustee in 2014 and were reflected in the table in last year’s annual Proxy Statement.
(3)	On March 9, 2015, we granted the trustee his annual award of 1,985 Common Shares. This award of restricted shares was scheduled to vest on January 31, 2016, subject to the trustee’s continued service on our Board of Trustees. This amount is based on a closing price of $25.18 per Common Share on March 9, 2015, the date of the grant. All the outstanding restricted share awards vested upon the closing of the Merger on January 5, 2016.
(4)	In connection with his service on the Special Committee, Mr. Fascitelli received 8,952 Common Shares. The amount reported related to these Common Shares is based on a closing price of $21.67 per Common Share on January 12, 2016, the date of issue.
(5)	Mr. Kelter elected to receive his fees for his service as a trustee in 2015 in Common Shares. The amounts reported relating to these Common Shares are based on the closing prices per Common Share on the dates of issue, or $24.76 for the 656 Common Shares issued on February 26, 2015, $25.63 for the 634 Common Shares issued on May 11, 2015, $25.00 for the 650 Common Shares issued on August 6, 2015 and $24.98 for the 650 Common Shares issued on November 2, 2015. In connection with his service on the Special Committee, Mr. Kelter received 4,476 Common Shares. The amount reported related to these Common Shares is based on a closing price of $21.67 per Common Share on January 12, 2016, the date of issue. In addition, on January 7, 2015, Mr. Kelter received 622 Common Shares as the remainder of his fees for his services as a trustee in 2014, and the closing price per Common Share on the date of issue was $26.12. These 622 Common Shares are not included in the above table as they related to his services as a trustee in 2014 and were reflected in the table in last year’s annual Proxy Statement.
(6)	Mr. Simon elected to receive his fees for his service as a trustee in 2015 in Common Shares. The amounts reported relating to these Common Shares are based on the closing prices per Common Share on the dates of issue, or $25.63 for the 560 Common Shares issued on May 11, 2015, $25.00 for the 575 Common Shares issued on August 6, 2015 and $24.98 for the 575 Common Shares issued on November 2, 2015. In connection with his service on the Special Committee, Mr. Simon received 4,476 Common Shares. The amount reported related to these Common Shares is based on a closing price of $21.67 per Common Share on January 12, 2016, the date of issue.
(7)	Mr. Woodward passed away on July 30, 2015. All of his restricted share awards vested upon Mr. Woodward’s passing.

CORPORATE GOVERNANCE

Determination of Trustee Independence

Pursuant to our Corporate Governance Guidelines, our Board of Trustees must be comprised of a majority of trustees who qualify as independent trustees under the listing standards of the NYSE (“Independent Trustees”). Our Board of Trustees reviews annually the relationships that each trustee has with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). Following such annual review, only those trustees who our Board of Trustees affirmatively determines have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) will be considered Independent Trustees, subject to additional qualifications prescribed under the listing standards of the NYSE or under applicable law. Our Board of Trustees may adopt and disclose categorical standards to assist it in determining trustee independence. In the event that a trustee becomes aware of any change in circumstances that may result in such trustee no longer being considered independent under the listing standards of the NYSE or under applicable law, the trustee must promptly inform the chairperson of the Nominating and Corporate Governance Committee.

Our Board of Trustees considered all relevant facts and circumstances in assessing trustee independence and has determined that each of Robert T. Best, Richard D. Bronson, Michael D. Fascitelli, Jeffrey E. Kelter, Thomas W. Knapp, John L. Steffens and J. Ronald Terwilliger is an Independent Trustee under the listing standards of the NYSE.

Board Leadership Structure and Role in Risk Oversight

We have separate individuals serving as Co-Chairmen of our Board of Trustees and as Chief Executive Officer. Messrs. Barrack and Sternlicht serve as our Co-Chairmen. Frederick C. Tuomi serves as our Chief Executive Officer.

We do not have a policy against one individual holding the position of Co-Chairman and Chief Executive Officer. Rather, our Board of Trustees evaluates the desirability of having a combined or separate roles for the Co-Chairmen and Chief Executive Officer from time-to-time and adopts a structure based on what it believes is in our best interests and our shareholders. Currently, our Board of Trustees believes that having separate Co-Chairmen and Chief Executive Officer serves our interests and our shareholders well.

Our Corporate Governance Guidelines provide that, if a Co-Chairman of our Board of Trustees is not an Independent Trustee, the Independent Trustees may designate one of the Independent Trustees to serve as Lead Independent Trustee. Currently, no Lead Independent Trustee has been appointed. The Lead Independent Trustee, if any, will work with the Co-Chairmen to ensure that our Board of Trustees discharges its responsibilities, has structures and procedures in place to enable it to function independently of management and clearly understands the respective roles and responsibilities of our Board of Trustees and management. The role of the Lead Independent Trustee, if any, will be to review and approve matters such as meeting agendas, meeting schedule sufficiency and, where appropriate, other information provided to the other trustees. All trustees are encouraged to, and in fact do, consult with the Co-Chairmen on each of the above topics. Each of the trustees communicates regularly with the Co-Chairmen regarding appropriate agenda topics and other matters related to our Board of Trustees.

The members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our Board of Trustees, including their respective chairpersons, are comprised entirely of Independent Trustees who serve in oversight roles. Through these committees and directly, our Board of Trustees is actively involved in oversight of risk, compliance, possible conflicts of interest and related party transactions, and business results. Members of our Board of Trustees have access to management and outside advisors; thus, the Co-Chairmen are not the sole source of information for our Board of Trustees.

Management is responsible for the day-to-day management of the risks we face, while our Board of Trustees, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Trustees has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Co-Chairmen of our Board of Trustees meet regularly with management to discuss strategy and risks facing us. Senior management attends our Board of Trustees meetings and is available to address any questions or concerns raised by our Board of Trustees on risk management and any other matters. The Co-Chairmen and independent members of our Board of Trustees work together to provide strong, independent oversight of our management and affairs directly and through the Board’s standing committees and, when necessary, special meetings of Independent Trustees.

Board and Committee Meetings

Our Board of Trustees has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.colonystarwood.com, under the heading “Investors” and the subheading “Corporate Governance—Governance Documents.” Further, we will provide a copy of these charters without charge to each shareholder upon written request. Requests for copies should be addressed to our Secretary at Colony Starwood Homes, 8665 East Hartford Drive, Scottsdale, Arizona 85255.

The following descriptions of the functions performed by the committees of our Board of Trustees are general in nature and are qualified in their entirety by reference to the committees’ charters.

Audit Committee

The Audit Committee is comprised of John L. Steffens, Jeffrey E. Kelter and Thomas W. Knapp, each of whom is an Independent Trustee and “financially literate” under the applicable rules of the NYSE and the Securities and Exchange Commission (the “SEC”). John L. Steffens is chairperson of the Audit Committee. Mr. Steffens has been designated as the Audit Committee financial expert, as that term is defined by the SEC. The Audit Committee met six times during the calendar year ended December 31, 2015.

The Audit Committee assists our Board of Trustees in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee also prepares the report required to be prepared by the Audit Committee pursuant to the rules of the SEC for inclusion in our annual Proxy Statement. The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of J. Ronald Terwilliger, Robert T. Best and Richard D. Bronson, each of whom is an Independent Trustee under the applicable rules of the NYSE.

Mr. Terwilliger is chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee acted pursuant to written consent one time during the calendar year ended December 31, 2015.

The Nominating and Corporate Governance Committee is responsible for the following:

•	providing counsel to our Board of Trustees with respect to the organization, function and composition of our Board of Trustees and its committees;

•	overseeing the self-evaluation of our Board of Trustees;

•	periodically reviewing and, if appropriate, recommending to our Board of Trustees changes to, our corporate governance policies and procedures; and

•	identifying and recommending to our Board of Trustees potential trustee candidates for nomination.

Our Bylaws provide certain procedures that a shareholder must follow to nominate persons for election to our Board of Trustees. Nominations for trustee at an annual meeting of shareholders must be submitted in writing to our Secretary at Colony Starwood Homes, 8665 East Hartford Drive, Scottsdale, Arizona 85255. The Secretary must receive the notice of a shareholder’s intention to introduce a nomination or proposed item of business at an annual meeting of shareholders not earlier than 5:00 p.m., Eastern time, on the 150th day nor later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, in order for notice by the shareholder to be timely, such notice must be so delivered not earlier than 5:00 p.m., Eastern time, on the 150th day prior to the date of such annual meeting of shareholders and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting of shareholders, as originally convened, or the 10th day after the day on which public announcement of the date of such meeting is first made.

The deadline for such notice of a shareholder nomination is the same as the deadline for notice of a shareholder proposal submitted outside of Rule 14a-8 with respect to the 2017 annual meeting of shareholders, which is discussed in the section of this Proxy Statement entitled “Shareholder Proposals for the 2017 Annual Meeting.” The Bylaws also provide that the shareholder nomination notice must contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serve as trustee if elected).

In considering the qualifications for serving as our trustee, the Nominating and Corporate Governance Committee examines a candidate’s experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of our Board of Trustees. Although there is no specific policy on diversity, the Nominating and Corporate Governance Committee also may seek to have our Board of Trustees represent a diversity of backgrounds and experience.

The Nominating and Corporate Governance Committee identifies potential nominees by asking current trustees and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying trustee candidates. The Nominating and Corporate Governance Committee will also consider trustee candidates recommended by shareholders. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder. However, in addition to taking into consideration the needs of our Board of Trustees and the qualifications of the candidate, the committee may also consider the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Compensation Committee

The Compensation Committee is comprised of Michael D. Fascitelli, Robert T. Best and Thomas W. Knapp, each of whom is an Independent Trustee under the applicable rules of the NYSE and the SEC. Michael D. Fascitelli is chairperson of the Compensation Committee. The Compensation Committee met two times and acted pursuant to written consent five times during the calendar year ended December 31, 2015.

The principal functions of the Compensation Committee are to:

•	review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, evaluate our Chief Executive Officer’s performance in light of such goals and objectives and, if applicable, either as a committee or together with our Independent Trustees (as directed by our Board of Trustees), determine and approve the remuneration of our Chief Executive Officer based on such evaluation;

•	review and oversee management’s annual process for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers, if applicable;

•	review and discuss with management our compensation discussion and analysis (the “CD&A”) to be included in our annual Proxy Statement or Annual Report on Form 10-K filed with the SEC;

•	prepare the Compensation Committee Report as required by the rules of the SEC;

•	administer our equity plans;

•	administer our related party transaction policy;

•	assist our Board of Trustees and the Co-Chairmen in overseeing the development of executive succession plans; and

•	evaluate annually the appropriate level of compensation for Board and committee service by our non-executive trustees.

Compensation Committee Interlocks and Insider Participation

There were no compensation committee interlocks required to be disclosed during the calendar year ended December 31, 2015. The trustees who were members of the Compensation Committee during the calendar year ended December 31, 2015 included Mr. Fascitelli, Mr. Bronson and Mr. Kelter, none of whom were our officers or employees during the calendar year ended December 31, 2015, and none of whom had any relationship requiring disclosure by us under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”).

Executive Sessions of the Independent Trustees

Executive sessions of the Independent Trustees occur regularly during the course of the year. The Independent Trustee presiding at those sessions rotates from meeting to meeting among the chairperson of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, to the extent the trustee is present at the session.

Number of Meetings of Our Board of Trustees and Attendance in 2015

Our Board of Trustees met seven times and acted pursuant to written consent six times during the calendar year ended December 31, 2015, including both regularly scheduled and special meetings. All of the incumbent trustees attended at least 75% of the meetings of our Board of Trustees and of the committees of our Board of Trustees on which such trustee served during the period in the calendar year ended December 31, 2015 for which such trustee served as a member. We expect each trustee serving on our Board of Trustees to regularly attend meetings of our Board of Trustees and the committees on which such trustee serves, and to review, prior to meetings, material distributed in advance of such meetings. A trustee who is unable to attend a meeting is expected to notify the Co-Chairmen of our Board of Trustees or the chairperson of the appropriate committee in advance of such meeting. Our policy regarding trustee attendance at the annual meetings of shareholders is to encourage trustees to attend such meetings, and six of our nine trustees serving on the date of last year’s annual meeting attended that meeting.

Report of the Audit Committee

Our Board of Trustees has appointed an Audit Committee consisting of three trustees. All of the members of the Audit Committee are “independent” as defined in the NYSE listing standards.

The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare our financial statements, to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present our financial position, results of operations and cash flows in conformity with GAAP.

The Audit Committee has reviewed and discussed our audited financial statements with management and with Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for the calendar year ended December 31, 2015. The Audit Committee has also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, has discussed Deloitte’s independence with Deloitte and has considered the compatibility of non-audit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Trustees that the audited financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2015 for filing with the SEC.

Respectfully submitted by the Audit Committee of our Board of Trustees.

John L. Steffens (Chairperson)

Jeffrey E. Kelter

Thomas W. Knapp

Information on Corporate Governance and Communications with Our Board of Trustees

We maintain a corporate governance section on our website to provide relevant information to shareholders and other interested parties. Corporate governance information available on the website includes (1) the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Trustees, (2) the Corporate Governance Guidelines, (3) the Code of Business Conduct and Ethics and (4) the Code of Ethics for Principal Executive Officers and Senior Financial Officers. This information is available on our website, www.colonystarwood.com, under the heading “Investors” and the subheading “Corporate Governance—Governance Documents,” and the information is available in print without charge to any shareholder upon written request to our Secretary at Colony Starwood Homes, 8665 East Hartford Drive, Scottsdale, Arizona 85255.

Any shareholder or other interested party may initiate communications with our Board of Trustees, the Co-Chairmen, the Independent Trustees as a group or any individual trustee or trustees by writing to our Secretary at the address set forth above. You should indicate on the outside of the envelope the intended recipient of your communication (i.e., the full Board of Trustees, the Independent Trustees as a group or any individual trustee or trustees). Our Board of Trustees has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the recipient’s consideration.

EXECUTIVE OFFICERS

Information concerning the names, ages, terms and positions with us and business experience of our executive officers is set forth below. Ages shown for all executive officers are as of April 6, 2015.

Name	Age	Position(s)
Frederick C. Tuomi	61	Chief Executive Officer
Charles D. Young	47	Chief Operating Officer
Arik Prawer	50	Chief Financial Officer
Lucas Haldeman	38	Chief Technology & Marketing Officer
Ryan A. Berry	39	Executive Vice President, General Counsel and Secretary
Justin M. Iannacone	39	Executive Vice President, Construction
Joshua Swift	34	Senior Vice President of Investments

Frederick C. Tuomi has been our Chief Executive Officer since January 2016. Mr. Tuomi served as CAH’s co-president from March 2015 and chief operating officer from July 2013 until the closing of the Internalization and the Merger. He was responsible for setting CAH’s strategic direction and leading the operations of CAH’s single-family rental operations including construction/renovations, marketing, leasing, property management, asset management, human resources and information technology. Prior to joining CAH, Mr. Tuomi was executive vice president and president—property management for Equity Residential which he joined in 1994. He led the development of Equity Residential’s property management group through years of rapid growth and expansion to become the largest multi-family REIT in the United States, while helping to pioneer its leading operational platform. Prior to Equity Residential, he was president of Residential Asset Management Group, a subsidiary of Post Properties. Throughout his 35 year career, he has served on numerous multi-family industry boards and executive committees, including the National Multi-Housing Council, California Housing Council, California Apartment Association and the USC Lusk Center for Real Estate. Since September 2014, Mr. Tuomi also serves as a director of Tejon Ranch Co. (NYSE: TRC), a diversified real estate development and agribusiness company. Mr. Tuomi serves on the board of directors and as treasurer of the National Rental Housing Council. Mr. Tuomi is a graduate of Georgia State University, with degrees in Business Information Systems and a Masters in Business Administration.

Charles D. Young has been our Chief Operating Officer since March 2015. He was also the senior vice president—West Division of the Manager until the closing of the Internalization. He has also served as regional vice president, Eastern Region of Waypoint Real Estate Group HoldCo, LLC (the “Waypoint Manager”) since February 2013. He joined the Waypoint Manager as regional director for Chicago in 2012. Mr. Young brings 20 years of real estate development, investment and management experience to his role. Prior to joining the Waypoint Manager, Mr. Young was executive vice president at Mesa Development from 2003 to 2012, a national real estate developer, investor and service provider with a focus on complex mixed-use residential opportunities. Before Mesa, Mr. Young worked for Goldman, Sachs & Co. in their Real Estate Principal Investment Area (Whitehall) and Goldman’s Investment Banking Division, in Mergers and Acquisitions. Mr. Young also created and managed two entrepreneurial ventures. He co-founded and was a managing director of The Kaleidoscope Group, L.L.C., a strategic diversity and management consulting firm, and he managed K.G. Holdings, LLC, a real estate holding and management firm. Before starting his career in real estate and investment banking, Mr. Young spent several years as a professional football player in the National Football League and the World Football league. He is a board member of SPARK, a non-profit organization that provides apprenticeships to middle school students from disadvantaged communities. Mr. Young holds a B.A. in Economics from Stanford University and a M.B.A. from Stanford University’s Graduate School of Business.

Arik Prawer has been our Chief Financial Officer since January 2016. Mr. Prawer was at CAH since its inception in March 2012 and served as CAH’s co-president from March 2015 and chief financial officer since December 2012 until the closing of the Internalization and the Merger. Mr. Prawer was responsible for all of CAH’s financial, capital raising and treasury functions. Prior to being appointed chief financial officer of CAH,

Mr. Prawer devoted his efforts to acquisitions, developing third-party affiliate partner relationships and capital markets activities. Prior to joining CAH in 2012, Mr. Prawer spent 12 years at Credit Suisse Securities, LLC where he led the West Coast Real Estate investment banking practice focusing on capital formation and mergers and acquisitions for public and private real estate companies. Mr. Prawer also has nine years of private equity and corporate experience in the real estate and energy sectors. Mr. Prawer received an M.B.A. from The Wharton School, University of Pennsylvania and a B.S.E. in Finance and a B.A. in History from the University of Pennsylvania.

Lucas Haldeman has been our Chief Technology & Marketing Officer since January 2016. Mr. Haldeman served as CAH’s chief technology & marketing officer from October 2013 until the closing of the Internalization and the Merger. Mr. Haldeman was responsible for CAH’s front-end and back-end information technology (“IT”) systems as well as for CAH’s marketing efforts. Prior to being appointed CAH’s chief technology and marketing officer, Mr. Haldeman served as the chief information and marketing officer for Beazer Pre-Owned Rental Homes where he also led the firm’s IT systems and marketing efforts. Prior to 2012, Mr. Haldeman was the founder and managing partner of Nexus Property Management, a boutique fee management firm. Previously, Mr. Haldeman was a vice president at Move, Inc. (formerly Homestore.com) where he worked in Software Development, Product Management, User Experience, Sales and Marketing. Mr. Haldeman received a Bachelors degree in Economics and English from Cornell College.

Ryan A. Berry joined us in March 2016 and serves as our Executive Vice President, General Counsel and Secretary. Prior to joining us, Mr. Berry served as senior vice president, general counsel and corporate secretary of Spirit Realty Capital, Inc. (“Spirit”), a net lease REIT, from July 2013 to March 2016. At Spirit, Mr. Berry oversaw the legal, governance and compliance functions of the company and managed the execution of corporate finance and strategic transactions. Prior to that, Mr. Berry was in private legal practice, focusing on strategic corporate and finance transactions, securities laws compliance and corporate governance. Mr. Berry practiced most recently as a shareholder of the law firm of Polsinelli PC from 2010 to 2013 and previously as an associate of the law firm of Latham & Watkins, LLP from 2005 to 2010, before which he held management positions in business development and operations for public and privately held international corporations. Mr. Berry earned a BA from Yale University and a JD, summa cum laude, from the University of Arizona, and is licensed to practice law in Arizona and California.

Justin M. Iannacone has been our Executive Vice President, Construction since January 2016. Mr. Iannacone served as CAH’s executive vice president-construction management from March 2012 until the closing of the Internalization and the Merger. Mr. Iannacone was responsible for CAH’s construction operations. Prior to joining CAH in March 2012, Mr. Iannacone was the vice president of finance and operations for Vineyard Homes, LLC from March 2011 to March 2012 where he was responsible for overseeing the day-to-day operations of over 100 employees in Arizona, California and Nevada. Before joining Vineyard, Mr. Iannacone was a founding partner at Cadence Homes, LLC, a privately held production homebuilding company in Phoenix, Arizona, and served as vice president and designated broker from October 2007 to February 2011. Mr. Iannacone has more than 15 years of experience in finance and construction roles including assisting in the executive management of both small start-up operations as well as large homebuilding companies. Mr. Iannacone has also worked for several homebuilding companies in both operational, financial and land acquisition roles. Mr. Iannacone received his B.A. in Finance and Accounting from the University of Arizona. Mr. Iannacone is also a Certified Public Accountant and holds an active designated real estate broker’s license in Arizona.

Joshua Swift has been our Senior Vice President of Investments since January 2016. Mr. Swift served as CAH’s vice president of asset management and property management, senior vice president of asset management and most recently as senior vice president of investments from May 2012 until the closing of the Internalization and the Merger. Mr. Swift was responsible for the development and implementation of CAH’s property management and asset management teams and starting in February 2015 had overseen the investments department with responsibility for acquisitions, dispositions, asset management and revenue management. Prior to joining CAH in May 2012, Mr. Swift served as the chief operating officer of Green Zebra Adventures from

May 2009 to May 2012, a start-up adventure tourism company doing business in the Caribbean, Mexico and the United States, including Hawaii. From 2004 to 2009, Mr. Swift held various positions with the Loreto Bay Company, a sustainable development real estate company, partnered with the Federal Government of Mexico, building single family homes, hotels, golf courses and a variety of other vacation property amenities. Mr. Swift has over 12 years of experience in leadership roles focused on operations, asset management and investment management in start-up companies in the real estate and tourism sectors. Mr. Swift received a Bachelors degree in Economics and Spanish from DePauw University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, TRUSTEES AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Shares as of March 9, 2016 with respect to:

•	each of our trustees and trustee nominees;

•	each of our named executive officers; and

•	all of our trustees, trustee nominees and executive officers as a group.

Unless otherwise indicated, all shares set forth in the tables below are owned directly, and the indicated person has sole voting and investment power with respect thereto. The percentage of beneficial ownership is calculated based on 101,517,567 of our Common Shares outstanding as of March 9, 2016. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as our restricted share units (“RSUs”) which are scheduled to vest within 60 days).

Unless otherwise indicated, the business address of the shareholders listed below is the address of our principal executive offices 8665 East Hartford Drive, Scottsdale, Arizona 85255.

Trustees and Named Executive Officers	Amount and Nature Of Beneficial Ownership	Percent of Class
Thomas J. Barrack, Jr.(1)	35,677,060	35.1%
Barry S. Sternlicht(2)	1,298,350	1.3%
Gary M. Beasley(3)	11,555	*
Ryan A. Berry	—	*
Robert T. Best	2,822	*
Thomas M. Bowers	3,559	*
Douglas R. Brien(3)	81,644	*
Richard D. Bronson	12,860	*
Tamra D. Browne	20,321	*
Justin T. Chang	—	*
Michael D. Fascitelli	15,425	*
Lucas Haldeman	—	*
Justin M. Iannacone	—	*
Jeffrey E. Kelter	15,330	*
Thomas W. Knapp	2,863	*
S. Ali Nazar	23,248	*
Arik Prawer	—	*
Richard B. Saltzman	—	*
John L. Steffens	2,904	*
Joshua Swift	—	*
Nina A. Tran	29,508	*
J. Ronald Terwilliger	98,624	*
Frederick C. Tuomi	400	*
Colin T. Wiel(3)	6,222	*
Charles D. Young	33,410	*
Trustees and Executive Officers as a Group (25 persons)	37,336,105	36.8%

*	Less than 1%
(1)	Represents shares held by Colony American Homes Holdings I, L.P., Colony American Homes Holdings II, L.P., Colony American Homes Holdings III, L.P., Colony American Homes Holdings IV, L.P., Colony Distressed Credit Fund II, L.P., Series X Holdco, LLC and Manager Holdco, LLC. Mr. Barrack is the general partner of the managing member or other control person, as the case may be, of each entity.
(2)	Business address is 591 West Putnam Avenue, Greenwich, Connecticut 06830. Excludes 6,400,000 common units of our Operating Partnership (“OP Units”) issued to Starwood Capital Group (an entity of which Mr. Sternlicht is the controlling partner) in the Internalization.
(3)	Reflects information as of the date of his resignation as one of our executive officers.

The following table sets forth certain information relating to the beneficial ownership of our Common Shares by each person, entity or group known to us to be the beneficial owner of more than five percent of our Common Shares based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through March 9, 2016. The below table assumes 101,517,567 Common Shares outstanding.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent of Class
Colony Capital, Inc.(1)	14,702,685	14.48%
515 S. Flower St., 44th Floor
Los Angeles, CA 90071
The Vanguard Group(2)	5,428,732	5.35%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based on information set forth in the Schedule 13D filed with the SEC on January 15, 2016 by Colony Capital, Inc., which reported that it has sole voting power with respect to 14,702,685 of our Common Shares, shared voting power with respect to zero of our Common Shares, sole dispositive power with respect to 14,702,685 of our Common Shares and shared dispositive power with respect to zero of our Common Shares.
(2)	Based on information set forth in the Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, which reported that it has sole voting power with respect to 123,817 of our Common Shares, shared voting power with respect to 41,175 of our Common Shares, sole dispositive power with respect to 5,337,820 of our Common Shares and shared dispositive power with respect to 90,912 of our Common Shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2015 Compensation Summary

Until the completion of the Internalization on January 5, 2016, we were externally managed by the Manager pursuant to the terms of the Management Agreement between the Manager and us dated January 31, 2014 (the “Management Agreement”). During the time we were externally managed, none of our named executive officers was our employee, and all of our named executive officers were employees of the Manager. During this time, because the Management Agreement with the Manager provided that the Manager was responsible for managing our affairs, our Chief Executive Officer and each of our other executive officers, each of whom was also an executive of our Manager, did not receive cash compensation from us for serving as our executive officers. Instead, we paid the Manager the management fees and made the reimbursements described in the section of this Proxy Statement entitled “Certain Relationships and Related Transactions—Management Agreement.”

Cash Compensation

In 2015, we did not pay directly any cash compensation to our named executive officers for serving as our executive officers. However, we reimbursed the Manager for our allocable share of compensation paid to certain of the Manager’s officers and employees.

Role of Compensation Committee

In 2015, the Compensation Committee reviewed the goals and objectives of our compensation program and approved any equity-based awards made to our named executive officers. Information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the section of this Proxy Statement entitled “Corporate Governance—Board and Committee Meetings—Compensation Committee.”

2016 Compensation Outlook

Upon completion of the Internalization on January 5, 2016, we became internally managed, and all of our executive officers are now our employees. Following the Internalization, the Compensation Committee considered the appropriate compensation for our executive officers and established an executive compensation program.

Executive Compensation Program Overview

Our executive compensation program is structured to align the interests of our executive officers with the interests of our shareholders. This program is designed to attract, retain, and motivate a talented management team and to provide a framework that encourages attainment of our strategic goals and favorable financial results and shareholder returns over the long term. We pursue this alignment with shareholders through a compensation philosophy to generally position broad-based compensation at the 50th percentile of our peer group identified in consultation with our compensation consultant (see “—Role of Compensation Consultant in Compensation Decisions”) with potential to increase to the 75th percentile if we outperform our peer group.

Elements of Executive Compensation Program

The base salaries of our executive officers are designed to compensate them at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, the Compensation Committee considers each executive officer’s role and responsibilities, unique skills, future potential with our company, salary levels for similar positions in our core markets and internal pay equity. Additionally, annual cash bonuses are designed to incentivize our executive officers at a variable level of compensation based on the performance of both our company and such individual. In connection with our annual cash bonus program, the Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. We also provide equity awards to our executive officers pursuant to our Equity Plan (our “Equity Plan”). Equity awards are designed to focus our executive officers on and reward them for their continued service and enhancing shareholder value. In determining equity awards, the Compensation Committee takes into account, among other factors, our company’s overall financial performance.

All full-time employees are able to participate in a 401(k) Retirement Savings Plan after a prescribed period of employment, and we provide to all full-time employees, including our executive officers, a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance and life insurance benefits.

Employment Agreements

In March 2016, the Compensation Committee approved employment agreements with each of Frederick C. Tuomi, Charles D. Young, Arik Prawer, Lucas Haldeman and Ryan A. Berry (each, an “Officer”).

The employment agreements with each of Messrs. Tuomi, Young and Prawer provide for an initial term of three years from the date the employment agreement is entered into, and the employment agreements with each of Messrs. Haldeman and Berry provides for an initial term of one year from the date the employment agreement is entered into. Subsequent to the initial terms, the employment agreements provide for automatic one-year renewal periods absent at least 60 days prior written notice of non-renewal by either party.

The employment agreements provide for (1) an annual base salary at the applicable annual rate set forth in the following table, (2) eligibility to receive an annual discretionary cash bonus with a target bonus equal to the applicable percentage of the applicable Officer’s base salary set forth in the following table and (3) a one time award of the applicable number of RSUs set forth in the following table, which will vest ratably over four years:

Officer	Base Salary	Target Bonus (% of Base Salary)	One Time RSU Award
Frederick C. Tuomi	$550,000	145.45%	123,304 RSUs
Charles D. Young	$400,000	100%	61,652 RSUs
Arik Prawer	$400,000	100%	61,652 RSUs
Lucas Haldeman	$350,000	100%	30,826 RSUs
Ryan A. Berry	$300,000	100%	12,135 RSUs

Each Officer shall be eligible to receive additional equity awards in the sole discretion of the Compensation Committee and will also be eligible to participate in our standard benefits package on the same terms as our similarly situated employees.

If any Officer’s employment is terminated during the term of such Officer’s employment agreement by us without “Cause” or by such Officer for “Good Reason” (each, as defined in such employment agreement), then in addition to any accrued amounts owed, such Officer would be entitled to receive severance payments in an amount equal to (1) the sum of such Officer’s (a) gross base salary for 12 months (with the exception of Mr. Tuomi who would be entitled to an amount equal to his gross base salary for 18 months) and (b) his target annual bonus for the year in which his employment terminates, and (2) a pro rated portion of such Officer’s target bonus for the year in which his employment terminates. In addition, all outstanding time-based equity awards held by such Officer on his termination date would accelerate and vest in full. Such Officer would also be eligible to receive continuing healthcare coverage for up to 12 months.

If any Officer’s employment is terminated during the term of such Officer’s employment agreement by us for “Cause” or due to death or disability, or if such Officer resigns for any reason, such Officer would be entitled to receive any accrued amounts owed, and, if such Officer’s employment is terminated due to death or disability, all outstanding time-based equity awards held by such Officer on his termination date would immediately become fully vested. Additionally, if Mr. Tuomi terminates his employment due to his retirement upon the attainment of age 65 and provides six months prior written notice of such termination, his equity awards would continue to vest and become payable as if he continued to be our employee.

Role of Compensation Consultant in Compensation Decisions

The Compensation Committee intends to engage FTI Consulting, Inc. (“FTI”) as its independent compensation consultant. The Compensation Committee will consider advice and recommendations received from FTI regarding compensation matters, including decisions made with respect to executive equity compensation. FTI will not provide services to our company other than the advice it provides to the Compensation Committee. FTI also has advised us that neither it nor, to its knowledge, any member of its consulting team serving the Compensation Committee owns any of our Common Shares.

Role of Named Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions related to our named executive officers. The Compensation Committee receives input from Mr. Tuomi, our Chief Executive Officer, regarding the compensation and performance of named executive officers other than himself, including recommendations as to the compensation levels that he believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to our company, as well as with our compensation philosophy, external market data and considerations of internal equity.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A included in this Proxy Statement with management. Based on that review and discussion, the Compensation Committee recommended to our Board of Trustees that the CD&A be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee of our Board of Trustees.

Michael D. Fascitelli (Chairperson)

Robert T. Best

Thomas W. Knapp

Executive Compensation Tables

The following tables provide information regarding compensation earned and other information regarding our named executive officers for the calendar year ended December 31, 2015. Frederick C. Tuomi, our Chief Executive Officer, Arik Prawer, our Chief Financial Officer, Lucas Haldeman, our Chief Technology & Marketing Officer, Ryan A. Berry, our Executive Vice President, General Counsel and Secretary, Justin M. Iannacone, our Executive Vice President, Construction, and Joshua Swift, our Senior Vice President of Investments, are not included in the below tables, because they were not our named executive officers during the calendar year ended December 31, 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Gary M. Beasley	2015	—	—	$—		—	—	$—
Co-Chief Executive Officer(2)	2014	—	—	$1,039,980	(3)	—	—	$1,039,980
Douglas R. Brien	2015	—	—	$1,350,000	(4)	—	—	$1,350,000
Chief Executive Officer(5)	2014	—	—	$799,980	(3)	—	—	$799,980
Colin T. Wiel	2015	—	—	$—		—	—	$—
Chief Investment Officer(6)	2014	—	—	$559,980	(3)	—	—	$559,980
Charles D. Young	2015	—	—	$600,000	(7)	—	—	$600,000
Chief Operating Officer	2014	—	—	$300,000	(3)	—	—	$300,000
Nina A. Tran	2015	—	—	$500,000	(7)	—	—	$500,000
Chief Financial Officer	2014	—	—	$300,000	(3)	—	—	$300,000
S. Ali Nazar	2015	—	—	$425,000	(7)	—	—	$425,000
Chief Experience Officer	2014	—	—	$199,980	(3)	—	—	$199,980
Tamra D. Browne	2015	—	—	$350,000	(7)	—	—	$350,000
Chief Legal Officer and Secretary	2014	—	—	$199,980	(3)	—	—	$199,980

(1)	The amounts reported in this column are the grant date fair value of these shares in accordance with FASB ASC Topic 718.
(2)	Mr. Beasley resigned as our Co-Chief Executive Officer effective as of April 3, 2015.
(3)	On February 4, 2014, we granted the named executive officer an award under our Equity Plan consisting of these RSUs. The award was scheduled to vest in three annual installments on each of January 31, 2015, January 31, 2016 and January 31, 2017. The amounts reported are based on a closing price of $30.00 per Common Share on February 3, 2014, the first date of stand-alone trading for our Common Shares. All the outstanding RSUs vested upon the closing of the Merger on January 5, 2016.
(4)	On June 15, 2015, we granted Mr. Brien an award under the Equity Plan consisting of these RSUs. The award was scheduled to vest in three installments on June 30, 2016, June 30, 2017 and June 30, 2018. This amount is based on a closing price of $25.01 per Common Share on June 15, 2015, the date of the grant. All the outstanding RSUs vested upon the closing of the Merger on January 5, 2016.
(5)	Mr. Brien was appointed as our sole Chief Executive Officer effective as of April 3, 2015. Previously, he served as one of our Co-Chief Executive Officers.
(6)	Mr. Wiel resigned as our Chief Investment Officer effective as of April 3, 2015.
(7)	On May 11, 2015, we granted the named executive officer an award under the Equity Plan consisting of these RSUs. The award was scheduled to vest in two installments on November 11, 2016 and May 11, 2018. This amount is based on a closing price of $25.63 per Common Share on May 11, 2015, the date of the grant. All the outstanding RSUs vested upon the closing of the Merger on January 5, 2016.

Grants of Plan-Based Awards During Calendar Year Ended December 31, 2015

Name	Grant Date	All Other Share Awards: Number of Shares or Units (#)	Grant Date Fair Value of Equity Awards ($)
Gary M. Beasley(1)	—	—	$—
Douglas R. Brien(2)
RSU Award	June 15, 2015	53,978	$1,350,000
Colin T. Wiel(3)	—	—	$—
Charles D. Young(4)
RSU Award	May 11, 2015	23,410	$600,000
Nina A. Tran(4)
RSU Award	May 11, 2015	19,508	$500,000
S. Ali Nazar(4)
RSU Award	May 11, 2015	16,582	$425,000
Tamra D. Browne(4)
RSU Award	May 11, 2015	13,655	$350,000

(1)	Mr. Beasley resigned as our Co-Chief Executive Officer effective as of April 3, 2015.
(2)	On June 15, 2015, we granted Mr. Brien an award under the Equity Plan consisting of these RSUs. The award was scheduled to vest in three installments on June 30, 2016, June 30, 2017 and June 30, 2018. This amount is based on a closing price of $25.01 per Common Share on June 15, 2015, the date of the grant. All the outstanding RSUs vested upon the closing of the Merger on January 5, 2016.
(3)	Mr. Wiel resigned as our Chief Investment Officer effective as of April 3, 2015.
(4)	On May 11, 2015, we granted the named executive officer an award under the Equity Plan consisting of these RSUs. The award was scheduled to vest in two installments on November 11, 2016 and May 11, 2018. This amount is based on a closing price of $25.63 per Common Share on May 11, 2015, the date of the grant. All the outstanding RSUs vested upon the closing of the Merger on January 5, 2016.

Outstanding Equity Awards at December 31, 2015

	Share Awards
Name	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)
Gary M. Beasley(2)	—	—
Douglas R. Brien(3)	71,756	$1,624,556
Colin T. Wiel(4)	—	—
Charles D. Young(5)	30,076	$680,921
Nina A. Tran(5)	26,174	$592,879
S. Ali Nazar(5)	21,026	$476,029
Tamra D. Browne(5)	18,099	$409,761

(1)	The amounts reported in this column are based on a closing price of $22.64 per Common Share on December 31, 2015.
(2)	In connection with Mr. Beasley’s resignation as Co-Chief Executive Officer of the Company on April 3, 2015, he forfeited all of his unvested equity awards.

(3)	The award was scheduled to vest in two annual installments on each of January 31, 2016 and January 31, 2017. All the RSUs vested upon the closing of the Merger on January 5, 2016.
(4)	In connection with Mr. Weil’s resignation as Chief Investment Officer of the Company on April 3, 2015, he forfeited all of his unvested equity awards.
(5)	The award was scheduled to vest in two installments on November 11, 2016 and May 11, 2018. All the RSUs vested upon the closing of the Merger on January 5, 2016.

Potential Payments upon Termination of Employment

As of December 31, 2015, we did not have any employment agreements with any of our named executive officers and, except for Mr. Brien, were not obligated to make any payments to them upon termination of employment. In 2015, pursuant to an employment agreement between the Manager and Mr. Brien, if Mr. Brien was terminated from employment by the Manager without Cause (as defined in the employment agreement), by Mr. Brien for Good Reason (as defined in the employment agreement) or due to death or disability, all outstanding unvested equity awards issued by us held by Mr. Brien on his termination date would have accelerated and vested in full on the 12-month anniversary of his termination date. As of December 31, 2015, except as described above for Mr. Brien, in the event that the employment of any other named executive officer was terminated, such named executive officer would have forfeited any and all unvested share awards that he or she had been granted by us under the Equity Plan.

Potential Post-Employment Payments and Payments upon Change in Control

In 2015, none of our named executive officers had the right receive severance payments from us upon termination of services, and we were not required to make payments to a named executive officer upon a change of control. However, all unvested restricted share awards that we have granted under the Equity Plan will vest immediately upon a change of control (as defined in the Equity Plan). Assuming for the sake of analysis that the triggering event took place on December 31, 2015, the value of the vested restricted share awards for each named executive officer would have been the same as the respective values set forth in the last column of the table presented in the section of this Proxy Statement entitled “—Outstanding Equity Awards at December 31, 2015.” All outstanding equity awards as of December 31, 2015 vested upon the closing of the Internalization and the Merger on January 5, 2016.

We have not included tables for pension benefits or nonqualified deferred compensation because, due to the limited nature of our compensation program in 2015, we have nothing to report with respect to any of these items.

Shares Vested in Calendar Year Ended December 31, 2015

	Share Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Gary M. Beasley(3)	11,555	$280,093
Douglas R. Brien	8,888	$215,445
Colin T. Wiel(4)	6,222	$150,821
Charles D. Young	3,333	$80,792
Nina A. Tran	3,333	$80,792
S. Ali Nazar	2,222	$53,861
Tamra D. Browne	2,222	$53,861

(1)	Represents the vesting of RSUs under the Equity Plan.
(2)	Value realized on vesting of RSUs is the fair market value on the date of vesting. Fair market value is based on the closing price of our Common Shares as reported by the NYSE.
(3)	Mr. Beasley resigned as our Co-Chief Executive Officer effective as of April 3, 2015.
(4)	Mr. Wiel resigned as our Chief Investment Officer effective as of April 3, 2015.

Equity Compensation Plan Information

The following table provides information regarding the number of our securities that may be issued under our equity compensation plans as of December 31, 2015.

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	590,783		N/A	1,868,285
Equity compensation plans not approved by security holders	—		—	—

Total	590,783	(1)	N/A	1,868,285	(1)

(1)	An additional 17,904 and 19,247 Common Shares were issued under the Non-Executive Trustee Plan on January 12, 2016 and March 10, 2016, respectively, and an additional 522,177 RSUs were issued under the Equity Plan on March 16, 2016. All of the 590,783 securities to be issued upon exercise of outstanding RSUs as of December 31, 2015 vested upon completion of the Internalization and the Merger. As a result, as of April 6, 2016, 1,308,957 securities remain available for future issuance under equity compensation plans, and 522,177 securities are to be issued upon exercise of outstanding RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our trustees, executive officers and persons beneficially owning more than ten percent of a registered class of our equity securities to file reports of beneficial ownership and changes in such ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These persons are also required to furnish us with copies of all Forms 3, 4 and 5 that they file. Based solely on our review of the copies of such forms we have received, we believe that all our executive officers, trustees and greater than ten percent beneficial owners complied with all filing requirements applicable to them during 2015, except that one Form 4 for Mr. Terwilliger was inadvertently filed late on February 24, 2016 with respect to two transactions, and one Form 4 for Mr. Sternlicht was inadvertently filed late on April 5, 2016 with respect to one transaction.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing shareholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this Proxy Statement in the CD&A, the tabular disclosure regarding such compensation and the company’s accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. As an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the JOBS Act), we did not have an advisory shareholder vote on our executive compensation at our 2015 Annual Meeting.

As described in the CD&A included in this Proxy Statement, in 2015, none of the named executive officers of the Company were employees of the Company, and the Company did not directly pay any cash compensation to the named executive officers. However, we were charged by the Manager for certain of its expenses incurred in employing certain of our named executive officers. Additionally, from time to time, we granted to our named executive officers equity-based awards pursuant to our equity incentive plans, which we believed served to align the interests of named executive officers with the interests of our shareholders in receiving attractive risk-adjusted dividends and growth. Upon completion of the Internalization on January 5, 2016, we became internally managed, and all of our executive officers are now our employees.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that Colony Starwood Homes shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The vote on our executive compensation programs is advisory and nonbinding on the company. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Recommendation of Our Board of Trustees

Our Board of Trustees recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In Proposal 2 above, we are asking shareholders to vote on an advisory resolution on executive compensation. Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Given our prior status as an “emerging growth company,” we have not previously been required to hold a vote on this topic.

After careful consideration of this proposal, our Board of Trustees has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us. Our Board of Trustees believes an annual advisory vote is advisable because it will allow shareholders to provide direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year.

While this vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board of Trustees intends to carefully consider the shareholder vote resulting from the proposal.

Shareholders are not voting to approve or disapprove the recommendation of our Board of Trustees that the non-binding advisory vote on executive compensation be held every year.

Recommendation of Our Board of Trustees

Our Board of Trustees recommends that you vote “ONE YEAR” for the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

The Audit Committee has appointed E&Y to be our independent registered public accounting firm for the calendar year ending December 31, 2016 and has further directed that the appointment of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Although there is no requirement that E&Y’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the shareholders choose not to ratify the appointment of E&Y. The Audit Committee may terminate the appointment of E&Y as our independent registered public accounting firm without the approval of the shareholders whenever the Audit Committee deems such termination appropriate.

Representatives of E&Y are expected to be present at the Annual Meeting. The representatives of E&Y will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

Recommendation of Our Board of Trustees and the Audit Committee

Our Board of Trustees and its Audit Committee recommend a vote FOR the ratification of the appointment of E&Y as our independent registered public accounting firm for the calendar year ending December 31, 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Changes in Independent Registered Public Accounting Firm

On January 5, 2016, the Audit Committee approved and appointed E&Y to serve as our independent registered public accounting firm for the calendar year ending December 31, 2016. In connection with the engagement of E&Y, we notified Deloitte that it would be dismissed as our independent registered public accounting firm after completing its engagement for our fiscal year ended December 31, 2015 upon the filing of our Annual Report on Form 10-K for the year ended December 31, 2015. We gave permission to Deloitte to respond fully to the inquiries of the successor auditor. Upon the filing of our Annual Report on Form 10-K for the year ended December 31, 2015 on February 29, 2016, Deloitte was dismissed as our independent registered public accounting firm.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through February 29, 2016, neither we nor anyone on our behalf has consulted with E&Y regarding (1) application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements and neither a written report nor oral advice was provided to us that E&Y concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (2) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K or (3) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent period through February 29, 2016, there were (1) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter in its reports for such years and (2) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.

We provided Deloitte with a copy of the disclosures set forth in our Current Report on Form 8-K filed on February 29, 2016 and requested that Deloitte furnish a letter addressed to the SEC stating whether or not it agrees with the statements made therein. A copy of Deloitte’s letter dated February 29, 2016 was filed as Exhibit 16.1 to the From 8-K. The letter indicated, among other things, that Deloitte did not disagree with any of the statements made in the Form 8-K.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte with respect to our annual financial statements for the calendar years ended December 31, 2015 and 2014, and fees billed for other services rendered by Deloitte during those periods. The Audit Committee considered the non-audit services provided by Deloitte and determined that the provision of such services was compatible with maintaining Deloitte’s independence.

	2015	2014
Audit Fees(1)	$1,222,000	$890,250
Audit Related Fees(2)	$388,232	$2,000
Tax Fees(3)	$527,124	$39,310
All Other Fees(4)	$14,000	$36,496

Total Fees	$2,151,356	$968,056

(1)	Audit Fees primarily represent, for the calendar years ended December 31, 2015 and 2014, fees for the audits and quarterly reviews of the financial statements filed with the SEC in annual reports on Form 10-K and quarterly reports on Form 10-Q, audit services in connection with statutory filings, consents and review of documents filed with the SEC.
(2)	Audit Related Fees primarily represent, for the calendar years ended December 31, 2015 and 2014, fees for our subscription to Deloitte’s online accounting and reporting technical library. Audit Related Fees for 2015 also included fees related to diligence performed in connection with the Merger.
(3)	Tax Fees primarily represent, for the calendar years ended December 31, 2015 and 2014, fees for professional services for tax compliance, tax advice and tax planning.
(4)	All Other Fees primarily represent, for the calendar years ended December 31, 2015 and 2014, expenses incurred.

Pre-Approval Policies for Services of Independent Registered Public Accounting Firm

In accordance with Audit Committee policy and requirements of law, the Audit Committee pre-approves all services to be provided by the independent registered public accounting firm, including all audit services, permitted audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its chairperson to pre-approve additional services and, if the chairperson of the Audit Committee pre-approves a service pursuant to this authority, he reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm. We obtain these services from other firms as needed.

For the calendar years ended December 31, 2015 and 2014, all services provided by Deloitte were pre-approved by the Audit Committee pursuant to such policies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Internalization

From the completion of our spin-off from Starwood Property Trust (the “Separation”) through January 5, 2016, we were externally managed by the Manager. During this time, we relied on the Manager to provide or obtain on our behalf the personnel and services necessary to conduct our business as we had no employees of our own. On January 5, 2016, we closed the Internalization and now own the Manager, including all of its material assets and intellectual property rights, and are managed by certain of the officers and employees who formerly managed our business through the Manager and, as a result of the Merger, certain of the former officers and employees of CAH.

At the closing of the Internalization, Starwood Capital Group contributed all equity interests in the Manager to our Operating Partnership in exchange for the issuance of 6,400,000 OP Units to Starwood Capital Group. The OP Units are redeemable for cash at the election of the holder after October 5, 2016, although we have the option, at our sole discretion, to purchase any OP Units sought to be redeemed for Common Shares, on a one-for-one basis. The OP Units represent approximately 5.9% of our fully diluted shares of beneficial interest (based on shares outstanding as of March 9, 2016 and assuming the issuance and redemption for Common Shares of the 6,400,000 OP Units received by Starwood Capital Group in the Internalization).

Starwood Capital Group also received, immediately prior to the closing of the Internalization, a distribution from the Manager of (1) all of the unrestricted cash held by the Manager totaling $12.9 million, which included cash received by the Manager from us representing a payment of the management fees accrued and payable under the Management Agreement as of the closing, and (2) 259,192 Common Shares received by the Manager as a result of the vesting of the unvested portion of the RSU award that the Manager received from us in February 2014.

The Contribution Agreement also included a post-closing adjustment in the form of a net asset adjustment, payable in cash, in the event that the “net assets” of the Manager were greater or less than zero dollars at closing. “Net assets” are defined in the Contribution Agreement as total assets less total liabilities of the Manager as of the closing date of the Internalization, after making adjustments to reflect the pre-closing distribution of unrestricted cash and to exclude any assets and liabilities associated with the RSUs covered by the RSU award. The post-closing adjustment was finalized in the first quarter of 2016 with a payment of $1.5 million from us to Starwood Capital Group.

Barry S. Sternlicht had an indirect beneficial interest in the consideration received by Starwood Capital Group in the Internalization. In addition, certain former and current executive officers had indirect residual interests in the Manager that were paid off upon the closing of the Internalization by Starwood Capital Group. Specifically, as a result of such indirect residual interests: (1) Douglas R. Brien, our former chief executive officer, received a payment of approximately $2.5 million; (2) Nina A. Tran, our former CFO, received a payment of approximately $0.2 million; (3) Charles D. Young, our current chief operating officer, received a payment of approximately $0.2 million; (4) Tamra D. Browne, our former Chief Legal Officer, received a payment of approximately $0.1 million; and (5) S. Ali Nazar, our former Chief Experience Officer, received a payment of approximately $0.5 million.

Starwood Capital Group has agreed that, through the first anniversary of the Internalization, it will not compete with us or solicit our employees, subject to certain exceptions as forth in the Contribution Agreement.

Merger

On January 5, 2016, we closed the Merger, and all of the shares of CAH common stock, $0.01 par value per share, issued and outstanding immediately prior to the Merger closing (other than shares of CAH held by CAH’s wholly owned subsidiaries, which were cancelled) were exchanged for an aggregate of 64,869,526 Common Shares. In addition, all issued and outstanding shares of CAH preferred stock, par value $0.01 per share, were redeemed for an aggregate amount of $125,000, plus any accrued and unpaid dividends, in cash in accordance with the liquidation preference of such preferred shares, all of which were canceled and retired.

Upon the closing of the Internalization and the Merger, we changed our name to Colony Starwood Homes, and our Common Shares are listed and traded on the NYSE under the ticker symbol “SFR.”

Mr. Barrack had an indirect beneficial interest in 35,677,060 of the Common Shares issued in the Merger, which represent approximately 33.1% of our fully diluted shares of beneficial interest (based on shares outstanding as of March 9, 2016 and assuming the issuance and redemption for Common Shares of the 6,400,000 OP Units received by Starwood Capital Group in the Internalization).

Management Agreement

Prior to the Internalization, the Manager administered our business and growth strategies and performed certain services for us pursuant to the Management Agreement, subject to oversight by our Board of Trustees. Pursuant to the Management Agreement, we paid the Manager a base management fee equal to one-fourth of 1.5% of the daily average of our adjusted equity market capitalization (as defined in the Management Agreement). In addition, we reimbursed the Manager for all operating expenses (including our allocable share of compensation paid to certain of the Manager’s officers and employees), except those specifically required to be borne by the Manager under the Management Agreement. In particular, for our named executive officers, we reimbursed the Manager for an allocable portion of the salaries and benefits of our Chief Financial Officer, Chief Operating Officer, Chief Experience Officer and Chief Legal Officer and Secretary but not for the salaries and benefits of our Chief Executive Officer.

Since January 1, 2015, we incurred $19.1 million in base management fees. We also were obligated to reimburse the Manager for $50.8 million of certain expenses incurred on our behalf since January 1, 2015, which includes $1.5 million related to our allocable share of compensation paid to certain of our named executive officers.

As a result of the Internalization, we became internally managed and the base management and expense reimbursement expenses were eliminated.

Registration Rights Agreements

Separation Registration Rights Agreement

We entered into a registration rights agreement with Starwood Capital Group with respect to the Common Shares issued upon vesting of RSUs granted to the Manager prior to the Merger and the Internalization and subsequently transferred to Starwood Capital Group (the “Separation RRA”). Pursuant to the Separation RRA, we granted Starwood Capital Group and its direct and indirect transferees: (1) unlimited demand registration rights to have the registrable shares registered for resale; and (2) in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering.

Notwithstanding the foregoing, the Separation RRA provides that any registration is subject to cutback provisions, and we are permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Merger and Internalization Registration Rights Agreement

We entered into a registration rights agreement with Starwood Capital Group, in respect of any Common Shares that it may receive in connection with any request to redeem the OP Units it received in the Internalization, and the CAH Investors, in respect of any Common Shares they received in connection with the Merger (the “Merger and Internalization RRA”). Pursuant to the Merger and Internalization RRA, we granted: (1) Starwood Capital Group and its direct and indirect transferees three demand registration rights to have registrable shares registered for resale; (2) the CAH Investors and their direct and indirect transferees unlimited demand registration rights to have the registrable shares registered for resale; and (3) in certain circumstances, Starwood Capital Group and the CAH Investors the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering.

Notwithstanding the foregoing, we are not required to honor a request for either a demand registration or a piggyback registration under the Merger and Internalization RRA until after October 5, 2016. In addition, the Merger and Internalization RRA provides that any registration is subject to postponement and cutback provisions, and we are permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.” In the case of a cutback, the Merger and Internalization RRA allocates 22.5% of the amount to be registered by Starwood Capital Group and the CAH Investors to Starwood Capital Group (Starwood Capital Group is also allocated any unused allocation of the CAH Investors) and 77.5% of the amount to the CAH Investors (the CAH Investors are also allocated any unused allocation of Starwood Capital Group).

License Agreements

We entered into license agreements with Starwood Capital Group and Colony Capital pursuant to which we were granted a non-exclusive, royalty-free license to use the names and trademarks “Starwood” and “Colony,” respectively, and the logos for Starwood Capital Group and Colony Capital, respectively. The applicable license agreement provides Starwood Capital Group or Colony Capital, as applicable, with the right to terminate such license agreement in the event that we: (1) become insolvent or admit our inability to pay our debts; (2) become subject to any bankruptcy or insolvency proceeding; (3) are dissolved or liquidated or take any corporate action for such purpose; (4) make a general assignment for the benefit of creditors; (5) have an agent appointed by a court to take charge of or sell any material portion of our property or business; or (6) have any lawsuit or proceeding commenced (or claim threatened) relating to the relevant marks or the license agreement. The applicable license agreement will automatically terminate upon a change of control of us without the consent of Starwood Capital Group or Colony Capital, as applicable. Starwood Capital Group and Colony Capital also have the right to terminate the applicable license agreement without cause upon 120 days prior written notice.

Waypoint Legacy Funds and the Waypoint Manager

The Waypoint Manager manages homes owned by DC Real Estate Fund II, LP, Wiel Brien Fund III, LP, Wiel Brien IV, LP, Wiel Brien IV-A, LP, Wiel Brien SCFF Fund I, LP, Waypoint Fund I-A, LP, Waypoint Fund II-A, LP, Waypoint/GI Venture, LLC and DC Real Estate Group LLC (the “Waypoint Legacy Funds”). The Waypoint Manager has agreed that the Waypoint Legacy Funds will not contract to acquire additional homes and will not acquire distressed and non-performing single-family residential mortgage loans, except for (1) acquisitions of homes by a Waypoint Legacy Fund funded solely using proceeds of sales of other homes owned by such Waypoint Legacy Fund or (2) the acquisition of homes or portfolios of homes that do not meet our principal investment objectives. We did not acquire the Waypoint Legacy Funds or the assets thereof as part of our acquisition of the Waypoint platform; however, we did acquire 707 homes from Waypoint Fund XI, LLC, a fund managed by the Waypoint Manager, subsequent to the Separation. As a result, the Waypoint Manager, and thereby one of our officers (Charles D. Young) and certain of our employees, may compete directly with us for financing opportunities, for leasing and in other aspects of our business, which could have an adverse effect on our business. The Waypoint Manager has no fiduciary duties to us and there is no assurance that any conflicts of interest between the Waypoint Manager and us will be resolved in favor of our shareholders.

We acquired the Waypoint platform but did not acquire the Waypoint Manager. Through one or more affiliates, the Waypoint Manager (1) is owned by one of our officers, certain of our employees and other third parties and (2) is permitted to continue to manage the assets and properties of the Waypoint Legacy Funds and to collect and retain for the Waypoint Manager’s sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint Manager affiliates have been granted, during the duration of the Waypoint Legacy Funds’ existence, (1) a license to use our technology and operational platform and knowhow and (2) in order to assist in the operation of homes owned by the Waypoint Legacy Funds, access to our employees. The Waypoint Manager does not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint Manager or the Waypoint Legacy Funds, incurred by us are either reimbursed by the Waypoint Manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint Manager. Because the Waypoint Manager will have access to our employees, such employees will have less time available to devote to our business and may be unable to effectively allocate their time and other resources among multiple portfolios.

Exclusivity Provisions

Until January 31, 2017, except for activities related to the management of the Waypoint Legacy Funds, each of Gary M. Beasley, Douglas R. Brien, Colin T. Wiel and the Waypoint Manager (the “Waypoint Parties”) have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly:

(1)	engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., metropolitan statistical area) in which we, any of our e affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the Separation that are substantially in competition with us or the Waypoint platform including (a) soliciting any customer or prospective customer of us or any of our affiliates to purchase any goods or services sold by us or any of our affiliates, from anyone other than us and our or affiliates, and (b) assisting any person in any way to do, or attempt to do, anything prohibited by clause (a) above; provided, however, that nothing will prohibit (i) any Waypoint Party or any of GI Partners Fund III, L.P., GI Waypoint ECI Blocker Fund III-B, Inc. or GI UBTI Blocker Fund III-A, Inc (which are certain of the owners of the Waypoint Manager) from owning not in excess of 5% in the aggregate of any class of securities of any corporation if such securities are publicly traded and listed on any national or regional stock exchange or (ii) any individual from owning, acquiring, renovating, marketing, leasing and maintaining residential homes as personal investments; or

(2)	solicit, recruit or hire any of the members of our executive team or encourage any of such employees to leave the employment of us or any of our affiliates; provided, however, that this clause shall not apply to (a) any members of the Waypoint executive team who ceased to be an employee of us or any of our affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/ search firms (in either case not focused specifically on or directed in any way at such employees of us or any of our affiliates) or the hiring of any person who responds to any such general solicitations or searches.

Separation and Distribution Agreement with Starwood Property Trust

On January 31, 2014, we entered into a Separation and Distribution Agreement with Starwood Property Trust to effect the Separation and provide a framework for our relationship with Starwood Property Trust after the Separation. This agreement governs the relationship between us and Starwood Property Trust subsequent to the completion of the Separation plan and provided for the allocation between us and Starwood Property Trust of Starwood Property Trust’s assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the Separation. Other matters governed by the Separation and Distribution Agreement include, among others, certain indemnification obligations, covenants regarding REIT status, the maintenance of director and officer liability insurance, the absence of competition restrictions, access to financial and other information and confidentiality.

Related Party Transaction Policy

In order to avoid any actual or perceived conflicts of interest between Starwood Capital Group, Starwood Property Trust, any of their affiliates or any investment vehicle sponsored or managed by Starwood Capital Group or any of its affiliates (the “Starwood related parties”) or Colony Capital, any of its affiliates or any investment vehicle sponsored or managed by Colony Capital or any of its affiliates (the “Colony Capital related parties”) and us, the approval of a majority of our Independent Trustees is required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Colony Capital related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Colony Capital related parties.

Further, our Board of Trustees has adopted a written policy regarding the approval of any “related party transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the person designated by the chief executive officer as the compliance officer any related party transaction and all material facts about the transaction. The person designated by the chief executive officer as the compliance officer would then assess and promptly communicate that information to the Compensation Committee. Based on its consideration of all of the relevant facts and circumstances, the Compensation Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the Compensation Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any trustee who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Proposals received from shareholders are given careful consideration by us in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2017 annual meeting of shareholders if they are received by us on or before December 7, 2016. Any proposal should be directed to the attention of our Secretary at Colony Starwood Homes, 8665 East Hartford Drive, Scottsdale, Arizona 85255. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to our Secretary at our principal executive offices not later than the last date for submission of shareholder proposals under our Bylaws. In order for a proposal to be “timely” under our Bylaws, it must be received not earlier than 5:00 p.m., Eastern time on the 150th day (i.e., November 7, 2016) nor later than 5:00 p.m., Eastern time on the 120th day (i.e., December 7, 2016) prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, in order for notice by the shareholder to be timely, such notice must be so delivered not earlier than 5:00 p.m., Eastern time, on the 150th day prior to the date of such annual meeting of shareholders and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting of shareholders, as originally convened, or the 10th day after the day on which public announcement of the date of such meeting is first made.

OTHER MATTERS

Our Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including a proposal omitted from this Proxy Statement in accordance with Rule 14a-8 under the Exchange Act, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

ADDITIONAL INFORMATION

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by phone at (480) 362-9760 or send a written request to our Secretary at Colony Starwood Homes, 8665 East Hartford Drive, Scottsdale, Arizona 85255. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future.

If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying us as set forth above.

By Order of Our Board of Trustees,

Ryan A. Berry
Executive Vice President, General Counsel and Secretary

Dated: April 6, 2016

Scottsdale, Arizona

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, May 5, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, May 5, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All
	All	All	Except

The Board of Trustees recommends you vote FOR the following:
	☐	☐	☐
1. Election of Trustees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees

01 Thomas J. Barrack, Jr	02 Barry S. Sternlicht	03 Robert T. Best	04 Thomas M. Bowers	05 Richard D. Bronson
06 Justin T. Chang	07 Michael D. Fascitelli	08 Jeffrey E. Kelter	09 Thomas W. Knapp	10 Richard B. Saltzman
11 John L. Steffens	12 J. Ronald Terwilliger

The Board of Trustees recommends you vote FOR the following proposal:	For	Against	Abstain

2 The approval, on an advisory basis, of the Company’s executive compensation as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Trustees recommends you vote FOR the following proposal:	For	Against	Abstain

4 Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016.	☐	☐	☐

The Board of Trustees recommends you vote “1 YEAR” on the following proposal:	1 year	2 years	3 years	Abstain

3 The frequency of the advisory vote on the Company’s compensation for executive officers as set forth in the Proxy Statement.	☐	☐	☐	☐

NOTE: The proxies will vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice and Proxy Statement are available at www.proxyvote.com

COLONY STARWOOD HOMES Annual Meeting of Shareholders May 6, 2016 11:00 AM Pacific Time This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Frederick C. Tuomi and Ryan A. Berry, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of COLONY STARWOOD HOMES that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 11:00 AM, Pacific Time, on May 6, 2016, at 9305 E. Via de Ventura, Scottsdale, AZ 85258, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Trustees’ recommendations.

Continued and to be signed on reverse side